EXECUTIVE SEVERANCE AGREEMENT

                              September 11, 1995


Samuel Richard De Simone, Jr.
1203 Stonehaven Ct.
West Linn, OR  97068                                                 EXECUTIVE

Merix Corporation
an Oregon corporation
PO Box 3000
Forest Grove, Oregon 97116                                               MERIX


            Merix considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Merix and its shareholders. In order to induce Executive to remain employed by Merix in the face of uncertainties about the long-term strategies of Merix and their potential impact on the scope and nature of Executive's position with Merix, this Agreement, which has been approved by the Board of Directors of Merix, sets forth the severance benefits that Merix will provide to Executive in the event Executive's employment by Merix is terminated under the circumstances described in this Agreement.

      1. EMPLOYMENT RELATIONSHIP. Executive is currently employed by Merix as Vice President, Corporate Development and General Counsel. Executive and Merix acknowledge that either party may terminate this employment relationship at any time and for any or no reason, subject to the obligation of Merix to provide the benefits specified in this Agreement in accordance with the terms hereof.

      2. RELEASE OF CLAIMS. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the form attached as Exhibit A ("Release of Claims"). Executive promises to execute and deliver the Release of Claims to Merix within the later of (a) 45 days from the date Executive receives the Release of Claims or (b) the last day of Executive's active employment.

      3. COMPENSATION UPON TERMINATION. In the event of a Termination of Executive's Employment (as defined in Section 6.1) at any time other than for Cause (as defined in Section 6.2 of this Agreement), Death or Disability (as defined in Sections 6.4 and 6.3 of this Agreement), and contingent upon Executive's execution of a Release of Claims, Executive shall be entitled to the following benefits:

            3.1 As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, Merix shall pay Executive, in a single payment within the later of (a) 45 days after termination of employment or (b) eight days after execution of the Release of Claims, an amount in cash equal to one-twelfth of Executive's annual base pay at the rate in effect immediately prior to the date of termination multiplied by a number determined from the following schedule:

      Date of Termination                       Multiplication Factor
      -------------------                       ---------------------

      On or before the first                             12
      anniversary date of
      this Agreement.

      After the first anniversary                         9
      date but on or before the
      second anniversary date of
      this Agreement.

      Any time after the second                           6
      anniversary date of this
      Agreement.

            3.2 Executive is entitled to extend coverage under any group health plan in which Executive and Executive's dependents are enrolled at the time of termination of employment under the COBRA continuation laws for the 18-month statutory period, or so long as Executive remains eligible under COBRA.

            Merix will pay Executive a lump sum payment in an amount equivalent to the reasonably estimated cost Executive may incur to extend for a period of 18 months under the COBRA continuation laws Executive's group health and dental plan coverage in effect at the time of termination. Executive may use this payment, as well as any payment made under Section 3.1, for such COBRA continuation coverage or for any other purpose.

            3.3 Except as provided in Section 5.2, Executive shall be entitled to a portion of the benefits under any incentive plans in effect at the time of termination, prorated for the portion of the plan year during which Executive was a participant. For purposes of this Agreement, Executive's participation in any annual performance improvement plan will be considered to have ended on Executive's last day of active employment. Prorated awards shall not be due and payable by Merix to Executive until the date that all awards are paid to other eligible employees after the close of the incentive period. Unless the applicable plan provides for a greater payment for a participant whose employment terminates prior to the end of an incentive period (in which case the applicable plan payment shall be made), the proration shall be calculated pursuant to this Section 3.3. The payment, if any, that would have been made under Executive's

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
award had Executive been made a participant for the full incentive period shall be calculated at the end of the incentive period. Such amount shall be divided by the total number of days in the incentive period and the result multiplied by the actual number of days Executive participated in the plan.

            3.4 Merix will pay up to $12,500 to a third party outplacement firm selected by Executive to provide career counseling assistance to Executive for a period of one year following Executive's termination date.

            3.5 All outstanding stock options, restricted stock, stock bonuses or other stock awards shall become vested to the extent provided in
Section 5.2.

      4. SUBSEQUENT EMPLOYMENT. The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by Merix by reason of any compensation earned by Executive as the result of employment by another employer after termination.

      5. OTHER AGREEMENTS.

            5.1 In the event that severance benefits are payable to Executive under any other agreement with Merix in effect at the time of termination (including but not limited to any change of control, "golden parachute" or employment agreement, but excluding for this purpose any stock option agreement or stock bonus agreement or stock appreciation right agreement that may provide for accelerated vesting or related benefits upon the occurrence of a change in control), the benefits provided in this Agreement shall not be payable to Executive. Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such other agreements. Any such election shall be made with respect to the agreements as a whole, and Executive cannot select some benefits from one agreement and other benefits from this Agreement.

            5.2 The vesting or accrual of stock options, restricted stock, stock bonuses, or any other stock awards shall not continue following termination. The vesting or accrual provisions of any agreements between Executive and Merix that relate to stock awards (including but not limited to stock options, long term incentive program, stock bonuses and restricted stock) shall be superseded by the provisions of this Section 5.2 to the extent this Section 5.2 results in earlier vesting or accrual. In the event of a Termination of Executive's Employment (as defined in Section 6.1) at any time other than for Cause (as defined in Section 6.2), Death or Disability (as defined in Sections 6.4 and 6.3), and contingent upon Executive's execution of a Release of Claims, all outstanding stock options, restricted stock, stock bonuses or any other stock awards then held by Executive shall vest or accrue in accordance with the following schedule:

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
    Date of Termination                    Amount Vested or Accrued
    -------------------                    ------------------------

    On or before the first                 All shares that
    anniversary date of this               would have
    Agreement.                             otherwise vested or
                                           accrued on or
                                           before the date of
                                           termination.

    After the first                        All shares that
    anniversary date but on                would have
    or before the second                   otherwise vested or
    anniversary date of this               accrued on or
    Agreement.                             before the end of
                                           the 12 calendar
                                           months after the
                                           month in which
                                           termination
                                           occurred.

    Any time after the                     All shares that
    second anniversary date                would have
    of this Agreement.                     otherwise vested or
                                           accrued on or
                                           before the end of
                                           the 24 calendar
                                           months after the
                                           month in which
                                           termination
                                           occurred.

            5.3 Executive shall be entitled to exercise any stock options or stock appreciation rights that are or became exercisable as a result of any other agreement between Executive and Merix or this Agreement at any time prior to the expiration date of the option or the expiration of 90 days after the date Executive's employment is terminated, whichever is the shorter period. All unexercised stock options and stock appreciation rights shall immediately terminate upon the expiration of such 90-day period.

      6. DEFINITIONS.

            6.1 Termination of Executive's Employment. Termination of Executive's Employment means that Merix has terminated Executive's employment with Merix (including any subsidiary of Merix). If Executive is assigned additional or different titles, tasks or responsibilities from those currently held or assigned, consistent with Executive's areas of professional expertise, whether at Merix or any subsidiary of Merix, such circumstances shall not constitute a Termination of Executive's Employment.

            6.2 Cause. Termination of Executive's Employment for "Cause" shall mean Termination upon (a) the willful failure by Executive to perform substantially Executive's reasonably assigned duties with Merix after written notice outlining the deficiencies and after a demand for substantial performance is delivered to Executive by the Board, Chief Executive Officer or President of Merix or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to Merix.

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
            6.3 Disability. Termination of Executive's Employment based on "Disability" shall mean termination without further compensation under this Agreement, due to Executive's absence from Executive's full-time duties with Merix for 180 consecutive days as a result of Executive's incapacity due to physical or mental illness, unless within 30 days after notice of termination by Merix following such absence Executive shall have returned to the full-time performance of Executive's duties.

            6.4 Death. Executive's employment terminates upon Executive's death without further compensation under this Agreement.

      7. SUCCESSORS; BINDING AGREEMENT.

            7.1 This Agreement shall be binding on and inure to the benefit of Merix and its successors and assigns.

            7.2 This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's legal representatives, executors, administrators and heirs.

      8. RESIGNATION OF CORPORATE OFFICES. Executive will resign
Executive's office, if any, as a director, officer or trustee of Merix, its subsidiaries or affiliates, effective as of the date of termination of employment. Executive agrees to provide Merix such written resignation(s) upon request and that no severance will be paid until after such resignation(s) are provided.

      9. GOVERNING LAW, ARBITRATION. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon. Any dispute or controversy arising under or in connection with this Agreement or the breach thereof, shall be settled exclusively by arbitration under the Mutual Agreement to Arbitrate Claims signed by the Executive, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof.

      10. AMENDMENT. No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and Merix.


MERIX CORPORATION


By: TERRI TIMBERMAN                    SAMUEL R. DESIMONE, JR.
    ------------------------------     -----------------------------------
    Title: Vice President              Executive
           Human Resources

                                  EXHIBIT A
                             RELEASE OF CLAIMS

1.    PARTIES.

            The parties to Release of Claims (hereinafter "Release") are SAMUEL RICHARD DE SIMONE, JR. and MERIX CORPORATION, an Oregon corporation, as hereinafter defined.

      1.1  SAMUEL RICHARD DE SIMONE, JR..

            For the purposes of this Release, "DE SIMONE" means SAMUEL RICHARD DE SIMONE, JR., DE SIMONE's attorneys, heirs, executors, administrators, assigns, and spouse.

      1.2  THE COMPANY.

            For purposes of this Release the "Company" means MERIX CORPORATION, an Oregon corporation, its predecessors and successors, corporate affiliates, and all of each corporation's officers, directors, employees, insurers, agents, or assigns, in their individual and representative capacities.

2.    BACKGROUND AND PURPOSE.

            DE SIMONE was employed by Company. DE SIMONE's employment is ending effective __________.

            The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims DE SIMONE may have against Company, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to DE SIMONE's employment, any claim for

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
reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to DE SIMONE's employment, reemployment, or application for reemployment.

3.    RELEASE.

            Except as reserved in paragraph 3.1, DE SIMONE waives, acquits and forever discharges Company from any and all claims DE SIMONE may have. Except as reserved in Paragraph 3.1, DE SIMONE hereby releases Company from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past or future failure or refusal to employ DE SIMONE by Company, or any other past or future claim (except as reserved by this Release or where expressly prohibited by law) that relates in any way to DE SIMONE'S employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim DE SIMONE may have against Company for enforcement of this Release. This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under the Oregon statutes dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act, the Fair Labor

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
Standards Act, Oregon wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract, tort, or common law theories.

      3.1   Reservations of Rights.

            This Release shall not affect any rights which DE SIMONE may have under any medical insurance, disability plan, workers' compensation, unemployment compensation, applicable company stock incentive plan(s), indemnifications, or the 401(k) plan maintained by the Company.

      3.2   No Admission of Liability.

            It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of DE SIMONE or Company, by whom liability has been and is expressly denied.

4.    CONSIDERATION TO DE SIMONE.

            After receipt of this Release , fully endorsed by DE SIMONE and the expiration of the seven- (7) day revocation period provided by the Older Workers Benefit Protection Act without DE SIMONE's revocation, Company shall pay the lump sum of $______to DE SIMONE (less proper withholding).

5. NO DISPARAGEMENT.

            DE SIMONE agrees that henceforth DE SIMONE will not disparage or make false or adverse statements about Company. The Company should report to DE SIMONE any actions or statements that are attributed to DE SIMONE that the Company believes are disparaging. The Company may take actions consistent with breach of this Release should it determine that DE SIMONE has disparaged or made false or adverse statements about Company. The Company agrees to

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
follow the applicable policy(ies) regarding release of employment reference information.

6.    CONFIDENTIALITY, PROPRIETARY, TRADE SECRET AND RELATED
      INFORMATION.

            DE SIMONE acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about Company, its products, customers and suppliers, and covenants not to breach that duty. Moreover, DE SIMONE acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of DE SIMONE's Employment Agreement with Company and any paragraph(s) therein. Should DE SIMONE, DE SIMONE's attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information DE SIMONE learned as an employee of Company, DE SIMONE shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

7.    ARBITRATION OF CERTAIN DISPUTES.

            DE SIMONE and Company agree that should the issue arise of whether either party to this Agreement has failed to satisfy or has breached the terms of this Agreement, any dispute regarding the issue, except for any claim excepted under the Mutual Agreement to Arbitration Claims, shall be submitted to arbitration pursuant to the Mutual Agreement to Arbitrate Claims signed by DE SIMONE. In such event, each party shall pay its own costs and attorneys' fees.

8.    SCOPE OF RELEASE.

            The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; Company's parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each parties insurers, transferees, grantees, legatees, agents and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and effective date of this Release.

9. OPPORTUNITY FOR ADVICE OF COUNSEL.

            DE SIMONE acknowledges that DE SIMONE has been encouraged to seek advice of counsel with respect to this Release and has had the opportunity to do so.

10.   ENTIRE RELEASE.

            This Release, the Mutual Agreement to Arbitrate Claims and the Employment Agreement signed by DE SIMONE contain the entire agreement and understanding between the parties and supersede and replace all other prior negotiations and proposed agreements, written or oral. DE SIMONE and Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and DE SIMONE and Company acknowledge that they have not

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
executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

11.   SEVERABILITY.

            Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

12.   PARTIES MAY ENFORCE RELEASE.

            Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release.

13.   COSTS AND ATTORNEY'S FEES.

            The parties each agree to bear their own costs and attorneys' fees which have been or may be incurred in connection with any matters released herein or in connection with the negotiation and consummation of this Release. In the event of any administrative or civil action to enforce the provisions of this Release, the prevailing party shall be entitled to attorney fees and costs through trial and/or on appeal.

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
14.   ACKNOWLEDGEMENTS.

            DE SIMONE acknowledges that the Release provides severance pay and benefits which the Company would otherwise have no obligation to provide.

            DE SIMONE acknowledges that Company has provided the following information: (a) the class or group of employees offered the opportunity to obtain severance benefits similar to those in the Release, (b) the eligibility factors required to obtain severance benefits similar to those in the Release, (c) the time limits required to obtain severance benefits similar to those in the Release, (d) the job titles and ages of employees eligible or selected for severance benefits similar to those in the Release, and (e) the ages of employees in the same classification either not eligible or not selected.

15.   REVOCATION.

            As provided by the Older Workers Benefit Protection Act, DE SIMONE is entitled to have forty-five (45) days to consider this Release. For a period of seven (7) days from execution of this Release, DE SIMONE may revoke this Release. Upon receipt of DE SIMONE's signed Release and the end of the revocation period, payment by Company as described in paragraph 4 above will be forwarded by mail in a timely manner.


- - ----------------------------------     Dated:  __________ __, 199_
SAMUEL RICHARD DE SIMONE, JR.

STATE OF OREGON       )
                      ) ss.
County of _________   )

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
            Personally appeared the above named SAMUEL RICHARD DE SIMONE, JR. and acknowledged the foregoing instrument to be DE SIMONE's voluntary act and deed.

                  Before me:        _________________________________
                                    Notary Public for _______________
                                    My commission expires:___________


MERIX CORPORATION



By: ______________________________     Dated: _______________________

Its: _____________________________
      On Behalf of "Company"

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